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                      May 18, 2023

       Richard Booth
       Chief Financial Officer
       Definitive Healthcare Corp.
       492 Old Connecticut Path, Suite 401
       Framingham, MA 01701

                                                        Re: Definitive
Healthcare Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-40815

       Dear Richard Booth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation